Exhibit 99.1

Jounce Therapeutics Reports Second Quarter 2020 Financial Results

- Completed enrollment of Phase 2 EMERGE trial for the interim analysis of efficacy and biomarker data in early 2021 -
- On track to initiate Phase 2 SELECT trial and Phase 1 trial for JTX-8064 in 2020 -
- Ended the quarter with $127.2 million in cash, cash equivalents and investments -
- Company to host conference call and webcast today at 8:00 AM ET -
CAMBRIDGE, Mass., August 7, 2020 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the second quarter ended June 30, 2020 and provided a corporate update.

“We made great strides in the second quarter and this year as a whole has proven to be a time of execution and important foundational work in advance of important future milestones. Of note, we completed EMERGE enrollment to support the interim analysis despite the challenges of the COVID-19 pandemic, and are on track for the interim analysis of efficacy and biomarker data in early 2021. We also expect to initiate enrollment this year of the Phase 1 trial for JTX-8064, an inhibitor of the LILRB2 receptor (or ILT4) on macrophages,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We continue to build a leading immuno-oncology company, focusing on the importance of deeply rooted science, translational analyses and well-informed clinical trial design. We look forward to continuing to execute on our milestones as we progress our broad pipeline of clinical and preclinical programs to bring the right immunotherapies to the right patients.”

Pipeline Update:
Clinical Programs: Vopratelimab and JTX-4014
•Completed enrollment to support interim analysis of Phase 2 EMERGE trial: Enrollment of patients with non-small cell lung cancer (NSCLC) who have progressed on or after both a platinum-based regimen and a PD-1 or PD-L1 inhibitor to support the interim analysis of the Phase 2 EMERGE trial is complete. Jounce is on track to complete this analysis of preliminary efficacy and biomarker data on more than 40 evaluable patients at different doses in early 2021.
•Phase 2 SELECT trial initiation on track: Jounce remains on track to initiate the randomized Phase 2 SELECT trial to evaluate vopratelimab in combination with JTX-4014, a PD-1 inhibitor, versus JTX-4014 alone in immunotherapy naïve TISvopra biomarker selected, second line NSCLC patients. Jounce expects to enroll approximately 75 patients outside the U.S. and expects to report clinical data in 2021.
•Presented vopratelimab translational data at the American Association for Cancer Research (AACR): In June 2020, Jounce presented new translational data on vopratelimab at the AACR Virtual Annual Meeting detailing important characteristics of ICOS hi CD4 T cells associated with vopratelimab treatment that may contribute to durable clinical responses in monotherapy and combination. The ICOS hi CD4 T cell population within peripheral blood of ICONIC responders is comprised of Th1, T central memory (Tcm) and T follicular helper (Tfh) subsets, which may contribute to direct anti-tumor effects as well as durability of clinical responses. Jounce has found that the generation of these functionally specialized subsets of CD4 cells does not occur with PD-1 inhibitors. The T cell central memory cells are consistent with a role for vopratelimab in durable clinical benefit.

Preclinical Development Programs: JTX-8064 and JTX-1811
•Regained worldwide rights to JTX-8064 and on track to initiate Phase 1 clinical trial: In June 2020, Jounce announced that it regained the worldwide rights to JTX-8064 from Bristol Myers Squibb. JTX-8064 is a highly-selective, potential first-in-class antibody that targets the Leukocyte Immunoglobulin Like Receptor B2 (LILRB2 or ILT4) on macrophages, and was previously licensed to Celgene in July 2019. As part of its Celgene integration process, Bristol Myers Squibb has streamlined its pipeline and addressed areas of overlap. As a result, Bristol Myers Squibb notified Jounce that the JTX-8064 License Agreement was being terminated. JTX-8064 is the first tumor-associated macrophage candidate to emerge from Jounce’s Translational Science Platform. When LILRB2 (ILT4) binds to HLA molecules, including HLA-G, on cancer cells and macrophages, it induces an immunosuppressive state in the macrophages. JTX-8064 inhibits this immunosuppressive interaction, reprogramming the macrophages to a more immuno-stimulatory state. Jounce expects to begin enrollment in the Phase 1 dose escalation trial of JTX-8064 in 2020.
•Presented new JTX-1811 preclinical data at AACR: In June 2020, Jounce introduced its JTX-1811 program at the AACR Virtual Annual Meeting with preclinical data demonstrating that by selectively eliminating tumor infiltrating T regulatory cells (T regs), Jounce believes it can eliminate the immunosuppressive effect of these cells. Importantly, this biology may be independent of PD-1. In mouse tumor models, targeting and eliminating CCR8 positive T regs in the tumor showed single agent activity for JTX-1811 where PD-1 inhibitors did not, and showed an ability to restore PD-1 inhibitor responsiveness. Evaluation of T regs in human tumors versus blood showed the enriched expression of CCR8, allowing the establishment of an optimal window for depletion of T regs in the tumor. Jounce plans to continue IND-enabling activities for JTX-1811 and remains on track to file an Investigational New Drug, or IND, in the first half of 2021.

Second Quarter 2020 Financial Results:
•Cash position: As of June 30, 2020, cash, cash equivalents and investments were $127.2 million, compared to $170.4 million as of December 31, 2019. The decrease in cash, cash equivalents and investments was primarily due to operating expenses incurred during the period.
•License and collaboration revenue: Jounce did not recognize any revenue in the second quarter of 2020. License and collaboration revenue recognized during the second quarter of 2019 was comprised solely of non-cash revenue recognition related to the original strategic collaboration with Celgene which ended in July 2019.
•Research and development expenses: Research and development expenses were $21.0 million for the second quarter of 2020, compared to $18.1 million for the same period in 2019. The increase in research and development expenses was primarily due to increased external clinical and regulatory costs associated with the EMERGE and SELECT clinical trials and increased employee compensation costs, partially offset by decreased IND-enabling expenses.

•General and administrative expenses: General and administrative expenses were $7.2 million for the second quarter of 2020, compared to $7.3 million for the same period in 2019. The decrease in general and administrative expenses was primarily due to decreased professional service fees.
•Net loss: Net loss was $28.0 million for the second quarter of 2020, resulting in basic and diluted net loss per share of $0.82. Net loss was $7.0 million for the same period in 2019, resulting in a basic and diluted net loss per share of $0.21. The increase in net loss and net loss per share was primarily attributable to a decrease in license and collaboration revenue and an increase in operating expenses.

Financial Guidance:
Based on its current operating and development plans, Jounce continues to expect gross cash burn on operating expenses and capital expenditures for the full year 2020 to be approximately $80.0 million to $95.0 million.
Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements through the end of 2021.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 3898328. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of Jounce's website at www.jouncetx.com. The webcast will be archived and made available for replay on Jounce’s website approximately two hours after the call and will be available for 30 days.

About Jounce Therapeutics:
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has four development-stage programs, two of which are clinical-stage: vopratelimab, a monoclonal antibody that binds to and activates ICOS, and JTX-4014, a PD-1 inhibitor intended for combination use with Jounce’s broader pipeline. Vopratelimab is currently being assessed in a Phase 2 clinical trial, EMERGE, and Jounce plans to initiate an additional Phase 2 biomarker trial using TISvopra for patient selection, SELECT, to assess vopratelimab in combination with JTX-4014. Jounce’s IND-enabling preclinical programs include JTX-8064, a LILRB2 (ILT4) receptor antagonist and JTX-1811, a monoclonal antibody designed to selectively deplete T regulatory cells in the tumor microenvironment. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding financial guidance, operating expenses and capital expenditures; the timing, initiation, progress, results of and release of data for clinical trials of Jounce’s product candidates, including vopratelimab, JTX-4014 and JTX-8064; identification, selection and enrollment of patients for Jounce’s clinical trials; the timing of IND filings; and the timing, progress and results of preclinical studies for Jounce’s product candidates, including JTX-1811, and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “goal,” “expect,” “plan,” “on track,” “will” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks that the COVID-19 pandemic may disrupt Jounce’s business and/or the global healthcare system more severely than anticipated, which may have the effect of further delaying enrollment and completion of Jounce’s ongoing clinical trials, or delaying timelines or data disclosures and regulatory submissions for its product candidates; Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; management of Jounce’s supply chain for the delivery of drug product and materials for use in clinical trials and research and development activities; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
License and collaboration revenue—related party	$—	$17,446	$—	$28,427
Operating expenses:
Research and development	21,023	18,130	40,669	35,410
General and administrative	7,226	7,323	14,765	14,515
Total operating expenses	28,249	25,453	55,434	49,925
Operating loss	(28,249)	(8,007)	(55,434)	(21,498)
Other income, net	285	1,026	1,035	2,152
Loss before provision for income taxes	(27,964)	(6,981)	(54,399)	(19,346)
Provision for income taxes	4	12	12	24
Net loss	$(27,968)	$(6,993)	$(54,411)	$(19,370)
Net loss per share, basic and diluted	$(0.82)	$(0.21)	$(1.60)	$(0.59)
Weighted-average common shares outstanding, basic and diluted	34,053	32,973	34,041	32,966

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	June 30,		December 31,
	2020		2019
Cash, cash equivalents and investments	$127,205		$170,444
Working capital	$114,975		$159,297
Total assets	$158,901		$205,882
Total stockholders’ equity	$127,269		$174,593

Investor and Media Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com